EXHIBIT 22

                    PARENTS AND SUBSIDIARIES AS OF DECEMBER 31, 1993

     The registrant is the direct parent corporation (owning all of the capital stock) of Footaction, Inc., a Texas corporation and the following Minnesota corporations, all of which, except the first two, also operate specialty retail chain stores; Smart Step H.C., Inc.; Meldisco H.C., Inc.; CVS H.C., Inc.; Bob's H.C., Inc., Rosedale Wilsons, Inc.; Rosedale This End Up, Inc.; Rosedale Open Country, Inc.; Bloomington, MN., L.T., Inc.; Apache-Minnesota Thom McAn, Inc.; Southdale Kay-Bee Toy, Inc. and Marshalls of Roseville, MINN., Inc.

     Marshalls of Roseville, MINN., Inc. is the parent corporation (owning all of the capital stock) of 490 subsidiaries, all of which were formed to operate specialty retail stores, all located in the United States selling primarily apparel for men, women and children.

     Southdale Kay-Bee Toy, Inc. is the parent corporation (owning all of the capital stock) of 670 subsidiaries, all of which were formed to operate specialty retail stores, all located in the United States or Puerto Rico, selling primarily toys, games and hobby products.

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     Rosedale Wilsons, Inc. is the parent corporation (owning directly or indirectly all of the capital stock) of 436 subsidiaries, all of which were formed to operate specialty retail stores, all located in the United States, selling primarily leather and suede apparel and accessories for men and women.

     Bloomington, MN., L.T., Inc. is the parent corporation (owning all of the capital stock) of 256 subsidiaries, all of which were formed to operate specialty retail stores, all located in the United States, selling quality brand name linens, towels, bath and other household items.

     Rosedale This End Up, Inc., is the parent corporation (owning all of the capital stock) of 166 subsidiaries, 154 of which were formed to operate specialty retail stores, located in the United States or Canada selling a distinctive line of casual crate-designed furniture.

     CVS H.C., Inc., is the parent corporation (owning all of the capital stock) of 1,143 subsidiaries, all of which were formed to operate specialty retail stores located in the United States, selling prescription drugs, health and beauty aids.

     Rosedale Open Country, Inc., is the parent corporation (owning all of the capital stock) of 263 subsidiaries all of which were formed to operate specialty retail stores located in the United States selling brand name athletic footwear and related apparel for men, women and children.

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     Apache-Minnesota Thom McAn, Inc., is the parent corporation (owning all of the capital stock) of 791 subsidiaries all of which were formed to operate specialty retail stores located in the United States, Puerto Rico or the U.S. Virgin Islands selling men's and women's footwear.

     Meldisco H.C., Inc. is the parent corporation of 2,391 subsidiaries(owning 51% of the capital stock of 2,391 subsidiaries and 100% of the capital stock of 474 subsidiaries) all of which were formed to operate leased footwear departments in Kmart or Pay Less Drug Stores all located in the United States Puerto Rico or the Czech Republic and Slovakia.

     Bob's H.C., Inc., is the parent corporation (owning all of the capital stock) of twelve subsidiaries which were formed to operate specialty retail stores located in the United States, selling casual clothing and footwear for the entire family.

     The registrant is also the direct parent corporation of Thom McAn Manufacturing, Inc., a North Carolina corporation and the indirect parent corporation of Marshall's, Inc., a Massachusetts corporation, Kay-Bee Toy & Hobby Shops, Inc., a Massachusetts corporation, Wilsons House of Suede, Inc., a California corporation, Linens 'n Things, Inc., a New Jersey corporation, T.E.U., Incorporated, a Virginia corporation, This End Up, Inc., a Virginia corporation, This End Up Furniture

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Company, a North Carolina corporation, T.E.U. Transportation, Inc. a Virginia corporation, Bob's Inc., a Connecticut corporation, Peoples Drug Stores, Incorporated, a Maryland corporation, CW Kay-Bee, Inc., a New York corporation and K & K Kay-Bee, Inc., a Virginia corporation, all of which are included in the consolidated financial statements of the registrant.

     Several of the subsidiaries referred to in this Exhibit have not yet opened their stores for business, and several no longer operate any stores. All of the subsidiaries referred to herein are included in the consolidated financial statements of the registrant.

     The names of other subsidiaries are omitted as, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.



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